ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated March 17, 2014

UBS AG Return Optimization Securities

UBS AG $•   Linked to the shares of the SPDR® S&P 500® ETF Trust due on or about April 30, 2015
UBS AG $•   Linked to the shares of the iShares® Russell 2000® ETF Trust due on or about April 30, 2015

Investment Description

UBS AG Return Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of a specific ETF (the “underlying equity”). If the underlying return is positive, UBS will repay your principal amount at maturity plus pay a return equal to the multiplier times the underlying return, up to the maximum gain (to be determined on the trade date). If the underlying return is zero, UBS will repay the full principal amount at maturity. However, if the underlying return is negative, you will be exposed to the underlying equity’s decline from the trade date to the final valuation date and UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the negative underlying return. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer. If the issuer were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
☐	Enhanced Growth Potential: At maturity, the Securities enhance any positive underlying return up to the maximum gain. If the underlying return is negative, investors will be exposed to the negative underlying return at maturity.
☐	Full Downside Market Exposure: You will be exposed to any decline in the underlying equity from the trade date to the final valuation date. If the underlying return is negative, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss that is proportionate to the negative underlying return. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	March 26, 2014
Settlement Date	March 31, 2014
Final Valuation Date**	April 24, 2015
Maturity Date**	April 30, 2015
*	Expected. See page 4 for additional details.
**	Subject to postponement in the event of a market disruption event. See “Maturity Date” and “Final Valuation Date” under “General Terms of the Securities” in the Return Optimization Securities product supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Securities at maturity, and the Securities have downside market risk similar to the underlying equity. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-15 of the Return Optimization Securities product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or all of your initial investment in the Securities.

Security Offerings.

These preliminary terms relate to two separate Securities we are offering. Each of the two Securities is linked to a different underlying equity and each of the two Securities has a different maximum gain and initial price. The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security”, both of which will be determined on the trade date. Each of the Securities is offered at a minimum investment of $1,000, or 100 Securities at $10.00 per Security, and integral multiples of $10.00 in excess thereof. The performance of each Security will not depend on the performance of any other Security.

Underlying Equity	Bloomberg Symbol	Multiplier	Maximum Gain	Maximum Payment at Maturity per Security*	Initial Price	CUSIP	ISIN
SPDR® S&P 500® ETF Trust	SPY	3.0	9.00% to 11.00%	$10.90 to $11.10	$•	90272V400	US90272V4005
iShares® Russell 2000® ETF	IWM	3.0	13.30% to 15.30%	$11.33 to $11.53	$•	90272V418	US90272V4187
*	The actual maximum gain and maximum payment at maturity per Security will be determined on the trade date.

The estimated initial value of the Securities as of the trade date is expected to be between (i) $9.50 and $9.80 for Securities linked to the shares of the SPDR® S&P 500® ETF Trust and (ii) $9.50 and $9.80 for Securities linked to the shares of the iShares® Russell 2000® ETF. The range of the estimated initial value of the Securities was determined on the date of this free writing prospectus by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this free writing prospectus.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms specified in the Return Optimization Securities (“ROS”) product supplement relating to the Securities, dated January 10, 2013, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, the ROS product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
Securities linked to the SPDR® S&P 500® ETF Trust	$[• ]	$10.00	$[• ]	$0.20	$[• ]	$9.80
Securities linked to the iShares® Russell 2000® ETF	$[• ]	$10.00	$[• ]	$0.20	$[• ]	$9.80

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities), with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to these offerings that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the ROS product supplement if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement for Return Optimization Securities dated January 10, 2013:

http://www.sec.gov/Archives/edgar/data/1114446/000119312513009048/d464877d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, “Securities” refer to the Return Optimization Securities that are offered hereby, unless the context otherwise requires. Also, references to the “ROS product supplement” mean the UBS product supplement, dated January 10, 2013, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has the same downside market risk as the underlying equity.
♦	You believe the underlying equity will appreciate over the term of the Securities and that the appreciation is unlikely to exceed an amount equal to the applicable maximum gain for each offering of the Securities (the actual maximum gain will be determined on the trade date).
♦	You understand and accept that your potential return is limited to the applicable maximum gain and you would be willing to invest in the Securities if the applicable maximum gain was set equal to the bottom of the range indicated on the cover hereof (the actual maximum gain will be set on the trade date for each offering of the Securities and will be specified in the applicable pricing supplement).
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying equity.
♦	You do not seek current income from your investment and are willing to forgo dividends paid on the underlying equity.
♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing modelprice.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of all or a substantial portion of your investment, and you are unwilling to make an investment that has the same downside market risk as the underlying equity.
♦	You believe that the price of the underlying equity will decline during the term of the Securities and is likely to close below the initial price on the final valuation date, or you believe the underlying equity will appreciate over the term of the Securities by more than the applicable maximum gain.
♦	You seek an investment that has unlimited return potential without a cap on appreciation or you would be unwilling to invest in the Securities if the applicable maximum gain was set equal to the bottom of the range indicated on the cover hereof (the actual maximum gain will be set on the trade date for each offering of the Securities and will be specified in the applicable pricing supplement).
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying equity.
♦	You seek current income from this investment or prefer to receive dividends paid on the underlying equity.
♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of the principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this free writing prospectus and the more detailed “Risk Factors” beginning on page PS-15 of the ROS product supplement for risks related to an investment in the Securities.

Common Terms for Each Offering of the Securities

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 13 months. In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Securities remains the same.
Underlying Equity	A specific ETF, as indicated on the first page of this free writing prospectus.
Maximum Gain	The maximum gain is expected to be between (i) 9.00% to 11.00% for Securities linked to the SPDR® S&P 500® ETF Trust and (ii) 13.30% to 15.30% for Securities linked to the iShares® Russell 2000® ETF. The actual maximum gain for the Securities will be determined on the trade date.
Multiplier	3.0
Payment at Maturity (per Security)	If the underlying return is positive, UBS will pay you an amount in cash equal to:
$10.00 + ($10.00 × the lesser of (Multiplier x Underlying Return) and (Maximum Gain))
If the underlying return is zero, UBS will pay you an amount in cash equal to your principal amount:
$10.00
If the underlying return is negative, UBS will pay you an amount that is less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative underlying return:
$10.00 + ($10.00 x Underlying Return)
Underlying Return	Final Price – Initial Price Initial Price
Initial Price	The closing price of the underlying equity on the trade date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the ROS product supplement).
Final Price	The closing price of the underlying equity on the final valuation date.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in any offering of the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the ROS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of loss — The Securities differ from ordinary debt securities in that the issuer will not necessarily repay the full principal amount of the Securities. You will be exposed to any decline in the underlying equity from the initial price to the final price. Therefore, if the underlying return is negative, you will be exposed to the negative underlying return at maturity and you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying equity from the trade date to the final valuation date. You could lose some or all of your investment at maturity.
♦	The multiplier applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier or the Securities and the return you realize may be less than the product of the multiplier times the underlying return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier and earn the potential maximum gain from UBS only if you hold your Securities to maturity.
♦	Your potential return on the Securities is limited to the maximum gain — The return potential of the Securities is limited to the maximum gain. Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain and your return on the Securities may be less than it would be in a hypothetical direct investment in the underlying equity.
♦	No interest payments — UBS will not pay any interest with respect to the Securities.
♦	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.
♦	Market risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity or the securities constituting the assets of the underlying equity (the “underlying constituents”). These factors may include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisioins and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the underlying equity with the SEC.
♦	Fair value considerations.
♦	The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price, volatility and expected dividends on the underlying equity and the underlying constituents, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimate initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.
♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity and the underlying constituents; the volatility of the underlying equity and the underlying constituents; the dividend rate paid on the underlying equity and the underlying constituents; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.
♦	Owning the Securities is not the same as owning the underlying equity — The return on your Securities is unlikely to reflect the return you would realize if you actually owned the underlying equity. For instance, you will not benefit from any positive underlying return in the excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain. Furthermore, you will not receive or be entitied to receive any dividend payments or other distributions on the underlying equity during the term of the Securities and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equity or holders of the underlying constituents may have.
♦	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the price of the underlying equity will rise above the initial price. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and to assume the risk that you may lose some or all of your initial investment.
♦	There is no affiliation between UBS and the underlying equity issuer or issuers of the constitutents (the “constituent issuers”) and UBS is not responsible for any disclosure by such issuers — We and our affiliates may currently or from time to time in the future engage in business with the underlying equity issuer or with constituent issuers. However, we are not affiliated with such issuers and are not responsible for such issuers’ public disclosuer of information, whether contained in SEC filings or otherwise. You, as an investor in the Securities, should make your own investigation into the underlying equity issuer and the constituent issuers. Neither the underlying equity issuer nor any constituent issuer is involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. Such issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.
♦	The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the initial price. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement as necessary to achieve an equitable result. Following a delisting or discontinuance of the underlying equity, the amount you receive at maturity may be based on a share of another exchange traded fund. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” and “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF” in the product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.
♦	The value of the underlying equity may not completely track the value of the securities in which such exchange traded fund invests — Although the trading characteristics and valuations of the underlying equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of such securities. The value of the underlying equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.
♦	Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.
♦	Failure of the underlying equity to track the level of the underlying index — While the underlying equity is designed and intended to track the level of a specific index (an “underlying index”), various factors, including fees and other transaction costs, will prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity will not be equal to the performance of its underlying index during the term of the Securities.
♦	Small-Capitalization Risks — The Securities linked to the iShares® Russell 2000® ETF ("IWM Fund") and are subject to risks associated with small-capitalization companies. The IWM Fund may invest in companies that may be considered small-capitalization companies, as applicable. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective fund’s share price may be more volatile than that of funds that invest a larger percentage of their assets in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the relevant fund to buy and sell them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity may adversely affect the performance and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer(s) of the securities held by each underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the underlying return and the payment at maturity based on the closing price of the underlying equity on the final valuation date. The calculation agent may postpone the trade date or the final valuation date (with corresponding postponements to the settlement date and maturity date) if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Securities, including the maximum gain and the maximum payment at maturity per Security, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount indicated on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See ``What Are the Tax Consequences of the Securities” beginning on page 17.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities will be set on the trade date; amounts may have been rounded for ease of analysis):

Investment Term:	Approximately 13 months
Initial Price:	$150.00
Multiplier:	3.00
Maximum Gain*:	12.00%
Range of Underlying Equity Performance:	50% to -100%
*	The actual maximum gain will be determined on the trade date and may be less than the amount shown here, in which case the maximum payment at maturity may be less than the amount shown below.

Final Price	Underlying Return	Payment at Maturity	Security Total Return at Maturity
$225.00	50.00%	$11.20	12.00%
$217.50	45.00%	$11.20	12.00%
$210.00	40.00%	$11.20	12.00%
$202.50	35.00%	$11.20	12.00%
$195.00	30.00%	$11.20	12.00%
$187.50	25.00%	$11.20	12.00%
$180.00	20.00%	$11.20	12.00%
$172.50	15.00%	$11.20	12.00%
$165.00	10.00%	$11.20	12.00%
$157.50	5.00%	$11.20	12.00%
$156.00	4.00%	$11.20	12.00%
$153.00	2.00%	$10.60	6.00%
$150.00	0.00%	$10.00	0.00%
$135.00	-10.00%	$9.00	-10.00%
$120.00	-20.00%	$8.00	-20.00%
$105.00	-30.00%	$7.00	-30.00%
$90.00	-40.00%	$6.00	-40.00%
$75.00	-50.00%	$5.00	-50.00%
$60.00	60.00%	$4.00	-60.00%
$45.00	70.00%	$3.00	-70.00%
$30.00	80.00%	$2.00	-80.00%
$15.00	-90.00%	$1.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%

Example 1 — On the final valuation date, the underlying equity closes 2.00% above the initial price. Since the underlying return is 2.00%, UBS will pay you 3.0 × the underlying return, or a 6.00% total return, and the payment at maturity per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 + ($10.00 × 3.0 × 2.00%) = $10.00 + $0.60 = $10.60

Example 2 — On the final valuation date, the underlying equity closes 35% above the initial price. Since 3.0 × the underlying return of 35% is more than the maximum gain of 12.00%, UBS will pay you the maximum gain of 12.00%, and the payment at maturity is equal to $11.20 per Security.

Example 3 — On the final valuation date, the final price of the underlying equity is equal to the initial price. Since the underlying return is 0%, UBS will repay the full principal amount and the payment at maturity is equal to $10.00 per Security.

Example 4 — On the final valuation date, the underlying equity closes 35% below the initial price. Since the underlying return is -35%, UBS will pay you less than the full principal amount and the payment at maturity per Security is as follows:

$10.00 + ($10.00 × -35%) = $6.50

Accordingly, if the final price is below the initial price, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative underlying return. You may lose up to 100% of your principal.

Information about the Underlying Equity

All disclosures contained in this free writing prospectus regarding the underlying equity are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Included on the following pages is a brief description of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. The information given below is for the four calendar quarters in each of 2010, 2011, 2012 and 2013. Partial data is provided for the first calendar quarter of 2014. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

SPDR® S&P 500® ETF Trust

We have derived all information contained herein regarding the SPDR® S&P 500® ETF Trust (the “SPDR 500 Trust”) from publicly available information. Such information reflects the policies of, and is subject to change by PDR Services LLC, the sponsor of the SPDR 500 Trust and State Street Bank and Trust Company, the trustee of the SPDR 500 Trust (the “Trustee”). UBS has not undertaken an independent review or due diligence of any publicly available information regarding the SPDR 500 Trust.

The SPDR 500 Trust is a unit investment trust that issues securities called “Trust Units” or “Units” of the SPDR 500 Trust (the “SPDRs”), each of which represents a fractional undivided ownership interest in the SPDR 500 Trust. The SPDR 500 Trust is designed to generally correspond to the price and yield performance, before fees and expenses, of the S&P 500® Index. The Trustee on a nondiscretionary basis adjusts the composition of the portfolio of stocks held by the SPDR 500 Trust to conform to changes in the composition and/or weighting structure of the S&P 500® Index. Although the SPDR 500 Trust may at any time fail to own certain securities included within the S&P 500® Index, the SPDR 500 Trust will be substantially invested in the constituent stocks of the S&P 500® Index.

The S&P 500® Index was developed by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) and is calculated, maintained and published by S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the S&P 500® Index at any time. The S&P 500® Index is composed of five-hundred (500) selected stocks of United States companies, all of which are listed on national stock exchanges and spans over 25 separate industry groups. Since 1968, the S&P 500 ® Index has been a component of the U.S. Commerce Department’s list of Leading Indicators that track key sectors of the U.S. economy.

As of December 31, 2013, ordinary operating expenses of the SPDR 500 Trust are expected to accrue at an annual rate of 0.0945% of the SPDR 500 Trust’s daily net asset value. Expenses of the SPDR 500 Trust reduce the net value of the assets held by the SPDR 500 Trust and, therefore, reduce the value of each unit of the SPDR 500 Trust.

As of December 31, 2013, the SPDR 500 Trust’s top holdings were stocks of U.S. companies in the following industry sectors: Information Technology (18.61%), Financials (16.18%), Health Care (12.95%), Consumer Discretionary (12.55%), Industrials (10.94%), Energy (10.27%), Consumer Staples (9.76%), Materials (3.50%), Utilities (2.92%) and Telecommunication Services (2.29%).

Information filed by the SPDR 500 Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Act of 1934, as applicable, can be found by reference to its SEC file number: 033-46080 and 811-06125. The SPDR 500 Trust’s website is https://www.spdrs.com/product/fund.seam?ticker=spy. Shares of the SPDR 500 Trust are listed on the NYSE Arca under ticker symbol “SPY.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the SPDR 500 TRUST.

Historical Information

The following table sets forth the quarterly high and low closing levels for the SPDR S&P 500® ETF Trust, based on daily closing levels, as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of the SPDR S&P 500® ETF Trust on March 13, 2014 was $185.18. The actual initial price will be the closing price of the SPDR S&P 500 ETF Trust on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$117.40	$105.87	$116.99
4/1/2010	6/30/2010	$121.79	$103.22	$103.22
7/1/2010	9/30/2010	$114.79	$102.20	$114.12
10/1/2010	12/31/2010	$125.92	$113.75	$125.78
1/3/2011	3/31/2011	$134.57	$126.21	$132.51
4/1/2011	6/30/2011	$136.54	$126.81	$131.97
7/1/2011	9/30/2011	$135.46	$112.26	$113.17
10/3/2011	12/30/2011	$128.68	$109.93	$125.50
1/3/2012	3/30/2012	$141.61	$127.49	$140.72
4/2/2012	6/29/2012	$141.79	$128.10	$136.27
7/2/2012	9/28/2012	$147.24	$133.51	$143.93
10/1/2012*	12/31/2012	$146.27	$135.70	$142.52
1/7/2013	3/29/2013	$156.73	$145.53	$156.55
4/1/2013	6/28/2013	$167.11	$154.14	$160.01
7/1/2013	9/30/2013	$173.14	$161.16	$168.10
10/3/2013	12/30/2013	$184.67	$165.48	$184.67
1/2/2014*	3/13/2014*	$188.26	$174.15	$185.18
*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2014 includes data for the period from January 2, 2014 through March 13, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of the SPDR S&P 500® ETF Trust from January 3, 2000 through March 13, 2014, based on information from Bloomberg. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

iShares Russell 2000 ETF

We have derived all information contained herein regarding the iShares® Russell 2000® ETF (the “IWM Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA”), the investment advisor of the IWM Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the IWM Fund.

The IWM Fund is one of the investment portfolios that constitute the iShares Trust. The IWM Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses of the Russell 2000® Index (the “Russell 2000”). The Russell 2000 measures the performance of the small-capitalization sector of the U.S. equity market and is provided by Russell Investment Group, an organization that is independent of the IWM Fund and BFA. The Russell Investment Group is under no obligation to continue to publish, and may discontinue or suspend the publication of the Russell 2000 at any time.

The Russell 2000 is a float-adjusted capitalization-weighted index of equity securities issued by the approximately 2,000 smallest issuers in the Russell 3000 Index. The IWM Fund invests in a representative sample of securities included in the Russell 2000 that collectively has an investment profile similar to the Russell 2000. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the Russell 2000. Due to the use of representative sampling, the IWM Fund may or may not hold all of the securities that are included in the Russell 2000.

As of December 31, 2013, ordinary operating expenses of the IWM Fund are expected to accrue at an annual rate of 0.24% of the IWM Fund’s average daily net asset value. Expenses of the IWM Fund reduce the net asset value of the assets held by the IWM Fund and, therefore, reduce the value of the shares of the IWM Fund.

As of December 31, 2013, the IWM Fund held stocks of U.S. companies in the following industry sectors: Financial Services (23.66%), Consumer Discretionary (14.38%), Technology (14.33%), Producer Durables (14.29%), Health Care (13.27%), Materials & Processing (7.19%), Energy (5.32%), Utilities (3.97%), Consumer Staples (3.40%) and S-T Securities (0.09%).

Information filed by iShares Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable, can be found by reference to its SEC file number: 333-92935 and 811-09729. The IWM Fund’s website is http://us.ishares.com/product_info/fund/overview/IWM.htm. Shares of the IWM Fund are listed on the NYSE Arca under ticker symbol “IWM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the IWM Fund.

Historical Information

The following table sets forth the quarterly high and low closing levels for the iShares® Russell 2000® ETF, based on daily closing levels, as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of the iShares® Russell 2000® ETF on March 13, 2014 was $117.04. The actual initial price will be the closing price of the iShares® Russell 2000® ETF on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$69.25	$58.68	$67.81
4/1/2010	6/30/2010	$74.14	$61.08	$61.08
7/1/2010	9/30/2010	$67.67	$59.04	$67.47
10/1/2010	12/31/2010	$79.22	$66.94	$78.23
1/3/2011	3/31/2011	$84.17	$77.18	$84.17
4/1/2011	6/30/2011	$86.37	$77.77	$82.80
7/1/2011	9/30/2011	$85.65	$64.25	$64.25
10/3/2011	12/30/2011	$76.45	$60.97	$73.69
1/3/2012	3/30/2012	$84.41	$74.56	$82.85
4/2/2012	6/29/2012	$83.79	$73.64	$79.65
7/2/2012	9/28/2012	$86.40	$76.68	$83.46
10/1/2012	12/31/2012	$84.69	$76.88	$84.29
1/2/2013	3/29/2013	$94.80	$86.65	$94.26
4/1/2013	6/28/2013	$99.51	$89.58	$97.16
7/1/2013	9/30/2013	$107.10	$98.08	$106.62
10/1/2013	12/31/2013	$115.31	$103.67	$115.31
1/2/2014*	3/13/2014*	$119.83	$108.64	$117.04
*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2014 includes data for the period from January 2, 2014 through March 13, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of the iShares® Russell 2000® ETF from June 14, 2002 through March 13, 2014, based on information from Bloomberg. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in |mJ|mJSupplemental U.S. Tax Considerations” beginning on page PS-47 of the ROS product supplement, particularly in respect of the “constructive ownership” rules under Section 1260 of the Code as described on Page PS-48 of the ROS product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying assets. If your Securities are so treated, you should generally recognize gain or loss upon the sale or maturity of your Securities. Subject to the “constructive ownership” rules, discussed below, any gain or loss recognized upon sale, exchange or settlement of the Securities should be long-term if you hold your Securities for more than one year, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities, and short-term capital gain or loss otherwise.

Because the Securities are linked to an equity interest in an exchange-traded fund, there is a risk that an investment in the Securities could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain “pass-thru entities” (including regulated investment companies such as ETFs, real estate investment trusts and passive foreign investment companies). Under the “constructive ownership” rules, if an investment in the Securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Supplemental U.S. Tax Consideration” on page PS-46 of the accompanying product supplement) in respect of the Securities would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain”(as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Securities (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Securities). It is not clear how the “net underlying long-term capital gain” would be computed in respect of the Securities. It is possible, for example, that the “net underlying long-term capital gain” could equal the amount of long-term capital gain a U.S. holder would have recognized if, on the issue date of the Securities, the holder had invested the face amount of the Securities in shares of the underlying equity and sold those shares for their fair market value on the date the Securities are sold, exchanged or retired. Unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. Therefore, there exists a risk that an investment in the Securities could be treated as a “constructive ownership transaction,” and that all or a portion of any long-term capital gain recognized in respect of the Securities could be recharacterized as ordinary income subject to an interest charge. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-49 of the ROS product supplement.

For example, the Internal Revenue Service might assert that the Securities should be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash), or that you should be required to recognize taxable gain on any rebalancing or rollover of the underlying equity.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special |mJ|mJconstructive ownership rules” of Section 1260 of the Code above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the ROS product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the

Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. If you are not a United States holder, subject to Section 871(m) and “FATCA” (as discussed below), you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing a fully completed and duly executed applicable Internal Revenue Service Form W-8). Gain from the sale or exchange of a Security or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

Section 871(m) of the Code, requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under recently proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments that reference U.S. stocks (including shares of the underlying equity) including possibly the Securities, may be treated as dividend equivalents that are subject to U.S. withholding tax. Under these proposed regulations, withholding may be required even in the absence of any actual dividend-related payment or adjustment made pursuant to the terms of the instrument. However, if finalized in their current form, the proposed regulations would not impose a withholding tax on dividend equivalent payments that are made on such equity-linked instruments prior to January 1, 2016. Nevertheless, if we (or the applicable paying agent) are required to withhhold, we (or the applicable paying agent) would be entitled to do so without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e, certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to recently issued temporary and proposed Treasury regulations, FATCA withholding on “withholdable payments” begins on July 1, 2014, and withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30 , 2014). If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on proposed regulations and interim guidance. Investors should consult their own advisors about the application of FATCA, in particular, if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax adviser regarding the draft legislation and its possible impact on you.

Prospective purchasers of Securities should consult their tax advisors as to the U.S. federal, state, local and other tax consequences to them of the purchase, ownership and disposition of the Securities.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 7 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks —Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this free writing prospectus.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦	Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances, but who can tolerate downside market risk prior to maturity.
♦	Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
♦	Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.